EXHIBIT 5.1

February 20, 2015
Mercury General Corporation
4484 Wilshire Boulevard
Los Angeles, CA 90010

Re:	Registration Statement on Form S-8: 4,900,000 Shares of Common Stock, no par value

Ladies and Gentlemen:
We have acted as counsel to Mercury General Corporation, a California corporation (the “Company”), in connection with the proposed issuance of up to 4,900,000 shares (the “Shares”) of common stock, no par value, of the Company, pursuant to the Mercury General Corporation 2015 Incentive Award Plan (the “Plan”). The Shares are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 20, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the state laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor, in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and exercised in accordance with the requirements of law, such corporate action and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter
We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
DURHAM JONES & PINEGAR, P.C.